                                                                     EXHIBIT 99


CONTACT:

Telecomm Industries Corp.         Unitel, Inc.
David Gruber                      Paul Satterthwaite, President and CEO
Phone:   (216) 963-0566           Phone:    (317) 574-1000
Fax:     (216) 963-0565           Fax:      (317) 574-1020


PRESS RELEASE

    TELECOMM INDUSTRIES CORP. ACQUIRES UNITEL


    Cleveland, Ohio--August 15, 1997--Telecomm Industries Corp. (OTC:TCMM) announced today that it has acquired substantially all of the assets of Unitel, Inc., a privately held Indiana corporation, in a transaction valued at $4.7 million. Pursuant to an agreement with Unitel and its controlling shareholders dated July 7, 1997, Telecomm acquired the assets of Unitel for 2 million shares of Telecomm common stock, a $1 million convertible promissory note and the assumption of a bank loan with a current balance of approximately $1,300,000 and obligations to trade creditors of Unitel of up to $1,200,000.

    Unitel operates as a telephone and computer systems integrator, software developer and a distributor of Ameritech (NYSE:AIT) and BellSouth (NYSE:BLS) products and services. Effective immediately, Unitel will begin operations as a wholly-owned subsidiary of Telecomm Industries. Combined, the companies have 23 offices in five Midwestern States and over 250 employees.

    Paul Satterthwaite, President and CEO of Unitel, said, "We look forward to our new role as a part of Telecomm Industries. We will be able to expand our strong single source technology vendor relationship to customers throughout the Midwest. The acquisition is now behind us and I am excited about the Company's future."

    Telecomm also announced the hiring of John Russell, who left the Amdahl Corporation (AMEX:AMH) to run Telecomm's "Systems Integration Division". The Systems Integration Division will be engaged in the computer telephony industry and will market computer, software and consulting services which are complimentary to Telecomm's core products. John Russell, the founder of SID, has over 25 years of sales, marketing and technical experience in computer telephony, networking, mainframe computer, UNIX, consulting and software markets. Telecomm expects the SID division to add $750,000 in revenues for the remainder of 1997 and approximately $3 million in revenues for 1998.

    James Lowery, Chairman and CEO of Telecomm Industries, stated, "With the addition of the Systems Integration Division and the acquisition of Unitel we are positioned to be the premiere systems integrator in the Midwest. This combination has clearly helped us reach some of our strategic goals two years ahead of schedule. With the addition of the two new divisions we have increased our revenue forecast to $25 million for fiscal 1998. The revised estimate is more than double our fiscal 1997 revenue goal."

STATEMENTS ABOUT THE COMPANY'S FUTURE EXPECTATIONS, INCLUDING FUTURE REVENUES AND EARNINGS, AND ALL OTHER STATEMENTS IN THIS PRESS RELEASE OTHER THAN HISTORIC FACTS ARE "FORWARD LOOKING STATEMENTS" WITHIN SECTION 27A OF THE SECURITIES ACT OF 1933, SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AND AS THAT TERM IS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THE COMPANY INTENDS THAT SUCH FORWARD LOOKING STATEMENTS BE SUBJECT TO THE SAFE HARBORS CREATED THEREBY. REFERENCE IS MADE TO THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE COMPANY'S ANNUAL REPORT FOR FISCAL 1996 ON FORM 10-KSB AND QUARTERLY REPORT FOR THE SECOND QUARTER OF 1997 ON FORM 10-QSB, FOR A DESCRIPTION OF FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD LOOKING STATEMENTS. THERE CAN BE NO ASSURANCE THAT UNITEL WILL BE SUCCESSFULLY INTEGRATED INTO THE OPERATIONS OF TELECOMM.

    Telecomm Industries Corp. is Ameritech's (NYSE:AIT) largest voice and data distributor, selling voice, data, cellular, video and telephone information solutions in Illinois, Ohio, Michigan, Indiana and Wisconsin. In addition to Ameritech communication services, Telecomm also represents numerous voice and data telecommunications manufacturers and service suppliers including Northern Telecom, LCI Long Distance, Toshiba, Ascend Communications, and Cisco Systems.